Exhibit 4.17
PILOT AGREEMENT

THIS PILOT AGREEMENT (this "Agreement"), dated as of December 1, 2012, but effective on the date the Bonds referred to below are issued (the "Effective Date"), by and between the DEVELOPMENT AUTHORITY OF GORDON COUNTY (the "Issuer"), a development authority and public body corporate and politic duly created by the Development Authorities Law, 0.G.C.A. §36-62-1, et seq. (the "Act"), MASLAND CARPETS, LLC, a Georgia limited liability company (the "Company"), the CITY OF CALHOUN, GEORGIA (the "City"), a municipal corporation of the State of Georgia, GORDON COUNTY, GEORGIA (the "County"), a county of the State of Georgia, the BOARD OF TAX ASSESSORS OF GORDON COUNTY (the "BOTA") and the TAX COMMISSIONER OF
GORDON COUNTY (the "Tax Commissioner").

W I T N E S S E T H:

Section 1.     The Lease. On the Effective Date, the Issuer is issuing (i) its Taxable Revenue Bond (Masland Carpets, LLC Real Estate Project), Series 2012A in an amount of $5,339,217.03 and (ii) its Taxable Revenue Bond (Masland Carpets, LLC Real Estate Project), Series 20 I 2B in an amount of $6,300,000 (the "Bonds") to acquire land, improvements, building fixtures, furnishings, machinery and equipment to be located in the County (the "Project"). The Project is being leased by the Issuer to the Company under a Lease Agreement, dated as of December 1, 2012 (the "Lease"), for use by the Company in its manufacturing business. Legal title to the Project is to be vested in the Issuer while the Lease in effect. The Lease is to expire on December 1, 2022. All capitalized terms used herein that are defined in the Lease, but are not defined herein, shall have the same meaning as in the Lease. In consideration of the execution of the Lease by the Issuer and the Company and in further consideration of the Issuer's issuance of the Bonds, the parties have entered into this Agreement.

Section 2.    Taxes and Payments in Lieu of Taxes.

(a)Taxes on Non-Project Property. Property titled to the Company on January 1 of each year is subject to ad valoren1 property taxes in such year. The Company shall file returns and pay ad valorem property taxes in accordance with law, with respect to taxable property in the County to which the Company holds title (and, hence, which is not a part of the Project on such January 1).

(b)No Actual Taxes on Project While Owned by Issuer. Under the Act, the Project, being property owned by the Issuer, is exempt from ad valorem property taxes and thus, the Company shall not be required to pay actual ad valorem property taxes on the Project while the same is owned by the Issuer. If, on account of the expiration or termination of the Lease, the exercise by the Company of its option to purchase the Project or otherwise, the Project is no longer owned by the Issuer, then actual taxes rather than payments in lieu of taxes shall be paid with respect to the Project.

(c)Payments in Lieu of Taxes. In order to prevent the local taxing authorities from being totally deprived of revenues relating to the Project during the periods title thereto is in the Issuer which would be occasioned by total tax abatement on account of the Issuer's interest and the Company's leasehold interests therein being exempt from ad valorem property taxes, the Issuer and the Company agree, that as additional consideration for the Issuer's leasing the Project to the Company, the Company shall, so long as the Lease is in effect, make payments in lieu of taxes to the Tax Commissioner as provided in this subsection (c).

(i)Valuation and Calculation of Normal Taxes and Procedural Matters. Not later than March 1 of each year commencing in the year 2013, the Company shall file with the Issuer and with the Tax Commissioner a report (the "Annual Report") in which the Company shall value the Project as of January 1 of such year at "Full Value," as follows: (i) land shall be valued at cost, (ii) improvements shall be valued at book value determined in accordance with generally accepted accounting principles and (iii) trade fixtures, machinery, equipment and other tangible personal property shall be valued at cost less depreciation (as per State Guidelines). The resulting Full Value shall be multiplied by 40% to determine the "Assessed Value" of the Project. The "Normal Taxes" that would be payable to any taxing authority is an amount determined by multiplying the Assessed Value by that taxing authority's millage rate. The Annual Report shall also show the calculations of amounts payable under (ii) and (iii), below. For purposes of (ii) and (iii) below, Year 1 shall be the year 2013. Payment of the resulting payment in lieu of taxes for such year shall accompany the Annual Repo1t.

(ii)Payments in Lieu of Taxes on the Project. The Company shall pay payments in lieu of taxes (exclusive of school taxes) on the Project in an amount equal to the percentages of Normal Taxes (exclusive of school taxes) on such property shown in the Payment Schedule below:

Year	Payment Percentage
1	0%
2	0%
3	0%
4	0%
5	0%
6	0%
7	0%
8	0%
9	0%
10	0%
11 and thereafter	100%

(iii)Payments in Lieu of School Taxes on the Project. The Company shall pay payments in lien of taxes with respect to taxes for school purposes (including school bonds) on the Project in an amount equal to 100% of Normal Taxes consisting of school taxes (including school bonds), even during such period as the Project is titled to the Issuer.

(d)Recovery Provisions.

(i)Job and Investment Goals.    The Issuer has communicated the importance of the Company's maintenance of employment at the Project and the Company acknowledges the importance of this matter to the Issuer. The Company intends to continue provide employment at levels comparable to the current level of employment at the Project, and confirms its intent to maintain not less than 50 full-time jobs at the Project. The payments in lieu of taxes provided for in the Payment Schedule are based on the assumption that on and after January 1, 2014, the capital investment in the Project will amount to at least $1,500,000, in addition to property paid for with proceeds of the Bond (the "Investment Goal"), and at least 50 full-time jobs will be created or retained at the Project (the "Jobs Goal"). Schedule 2 attached hereto determines how the number of full-time jobs shall be calculated and provides rules that shall apply to satisfying the Investment Goal.

(A)Investment Shortfall. If, on or by January 1, 2014, or any January l of any year thereafter while the Lease is in effect (each a tax-year), the aggregate investment at the Project has not reached the Investment Goal, the amount of actual investment as of such January l shall be subtracted from the Investment Goal to determine the "Investment Shortfall" for such tax year. The Investment Shortfall for such tax-year shall be divided by the Investment Goal and the result shall be the "Investment Shortfall Percentage" for such tax-year.

(B)Jobs Shortfall. If, on or by January 1, 2014, or any January l of any year thereafter while the Lease is in effect (each a tax year), the aggregate number of new or retained full-time jobs at the Facility has not reached the Jobs Goal, the amount of actual new or retained full-time jobs as of such January l shall be subtracted from the Jobs Goal to determine the "Jobs Shortfall" for such tax year. The Jobs Shortfall for such tax-year shall be divided by the Jobs Goal and the result shall be the "Jobs Shortfall Percentage" for such tax-year.

(ii)Force Majeure. Notwithstanding the foregoing, the Jobs Goal in any year is subject to the effect of force majeure as provided below, if the Company cetrtifies to the Issuer in writing the dates of the commencement and, if the event of force majeure has abated, the date of the abatement, of such event of force majeure. For purposes hereof, "force majeure" means any unexpected event (including, without limitation, any event or act of god, war, civil commotion, flood, fire, explosion, earthquake or other natural disaster, any strikes, walkouts or other labor unrest and terrorist acts) which prevents the Company from attaining the Jobs Goal in such year, which act or event is (i) beyond the reasonable control and not arising out of the fault of the Company, (ii) the Company has been unable to overcome such act or event by the exercise of due diligence and reasonable efforts, skill and care, exclusive of the expenditure of unbudgeted sums of money, and (iii) has a material adverse effect on the employment at the Project; provided, however, notwithstanding anything contained herein, the Company shall not be obligated to negotiate, settle or otherwise take any actions to end any strike, walkout or other labor unrest if it deems such to be in the best interest of the Company. The effect of force majeure shall be that, for any year in which the Company claims the benefit of such provision, the Jobs Goal for such year shall be reduced by the number of full-time jobs that the Company shall demonstrate were not filled as a result of such force majeure.

(iii)Annual Certification. Not later than March 1, 2014, and not later than March 1 of each year thereafter (to and including the March 1 of the year following the last year in which the Company realizes any tax savings hereunder), the Company shall provide to the Issuer and the Tax Commissioner a certificate of an authorized officer of the Company (the "Annual Certification") stating (1) the cumulative investment in the Project as of January 1 of the immediately preceding calendar year, and (2) the average number of full-time jobs at the Project during the immediately preceding calendar year. The Company shall provide such other supporting documentation as the Issuer or the Tax Commissioner may from time to time reasonably request. The Issuer and the Tax Commissioner shall have the right to inspect the investment and payroll records (consistent with the privacy rights of its employees) of the Company relating to the Project to verify the correctness of the Annual Certification and may make adjustments in the investment and jobs information if an error is found.

(iv)Tax Savings Recovery Payments. If the Annual Certification (or an adjustment thereto) shows that the average number of full-time jobs at the Project in the immediately preceding year was less than the Jobs Goal, then the Job Shortfall Percentage shall be calculated and if there is no Jobs Shortfall, the Jobs Shortfall Percentage shall be zero percent. If the Annual Certification (or an adjustment thereto) shows that there was an Investment Shortfall, then the Investment Shortfall Percentage shall be calculated and if there is no Investment Shortfall, the Investment Shortfall Percentage shall be zero percent. The Investment Shortfall Percentage and the Jobs Shortfall Percentage shall be totaled and divided by two (2); the result shall be the "Project Shortfall Percentage". If there is a Project Shortfall Percentage of greater than zero percent, the tax savings recovery payments ("Tax Savings Recovery Payments") shall be calculated as follows: the Project Shortfall Percentage shall be multiplied by the ad valorem tax savings received by the Company during the immediately preceding calendar year as a result of the tax savings provided hereby (such savings being the difference between normal taxes and the payment in lieu of taxes paid in the prior year (excluding any additional payment in lieu of taxes made in the immediately preceding year on account of any Tax Savings Recovery Payments made in the preceding year). Separate calculations shall be made for the savings of the Company in City, County and State taxes in the immediately preceding year and of the amount of Tax Savings Recovery Payments that are due. Tax Savings Recovery Payments shall constitute additional payments in lieu of taxes which are payable to the City, the County and the State, as calculated above, and shall be paid by the Company by separate checks that are payable to the City, the County and the State, and shall be delivered by the Company to the Tax Commissioner within thirty (30) days following the date of the Annual Certification. Checks received by the Tax Commissioner pursuant to this paragraph shall be delivered by the Tax Commissioner to the City, the County and the State, respectively.

(e)Company to Pay Other Amounts. The Company shall be responsible for all costs paid by the Issuer or the Tax Commissioner for the collection of the payments required herein, including but not limited to reasonable attorneys' fees, administrative costs or other collection expenses.

Section 3. Safeguard. If the Project is judicially determined to be lawfully subject to ad valorem taxation for any tax year, or if the Company agrees that the Project is subject to such taxes in such tax year, then it shall pay, or cause to be paid, such lawful taxes in accordance with its covenants in the Lease, but it shall not be obligated to pay payments in lieu of taxes, pursuant to Section 2, above, for any tax year for which actual ad valorem taxes are due with respect to that Project.

Section 4. Termination. This Agreement shall terminate at such time as there are no further payments which may thereafter be required to be made hereunder.

Section 5. Successors and Assigns. This Agreement shall inure to the benefit of, and the obligations of the respective parties hereunder shall be binding upon, the successors and assigns of the respective parties hereto.

Section 6. Severability. In the event any clause, sentence, paragraph or provision of this Agreement shall be determined to be voidable, void or unenforceable, the voidableness, voidness, or unenforcability of such clause, sentence, paragraph shall not affect the validity or enforceability of any other clause, sentence, paragraph or provision hereof. Without in any way limiting the generality of the foregoing, if the agreements of the Issuer set forth herein should be determined to be voidable, void or unenforceable, the obligations of the Company shall not be deemed to be unenforceable for lack of consideration or lack of mutuality; the Company hereby agrees that the agreement of the Issuer to issue the Bonds and to lease the Project to the Company under the Lease are sufficient and adequate consideration to support the Company's agreements and obligations hereunder.

Section 7. Validation. The parties hereto understand that this Agreement is to be one of the documents to be presented to the Superior Court of Gordon County in proceedings to validate the Bonds and related documents.

Section 8.     Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the law of the State of Georgia and shall be subject to enforcement in the appropriate court in Gordon County, Georgia.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, to be effective as of the Effective Date.

The "Issuer":

DEVELOPMENT AUTHORITY OF GORDON COUNTY

By: ______________________
Chairman

ATTEST:

____
Secretary

[SEAL]

DEVELOPMENT AUTHORITY OF GORDON COUNTY
CORPORATE
SEAL
GEORGIA

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO PILOT AGREEMENT]

The "Company":

MASLAND CARPET, LLC,
a Georgia limited liability company

By: ________________________________ (SEAL)
Jon A. Faulkner, President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO PILOT AGREEMENT]

The "City":

CITY OF CALHOUN, GEORGIA

By: ______________________________
Mayor

ATTEST:

____
City Clerk

[CITY SEAL]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO PILOT AGREEMENT]

The "County":

GORDON COUNTY, GEORGIA

By: ______________________________
Chairman of the Board of Commissioners

ATTEST:

____
Clerk of the Board of Commissioners

[SEAL]

BOARD OF COMMISSIONERS SEAL GORDON COUNTY GA

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO PILOT AGREEMENT]

The "BOTA":

BOARD OF TAX ASSESSORS OF GORDON COUNTY

Jerry Barton
____

W. Frank Sullivan
____

Bobby Harris
____

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO PILOT AGREEMENT]

The "Tax Commissioner":

TAX COMMISSIONER OF GORDON COUNTY

____
Print Name: Scott Clements

[SIGNATURE PAGE TO PILOT AGREEMENT]

SCHEDULE 2

RULES FOR SATISFYING THE JOBS GOAL

1.	For purposes of this Agreement, the number of new "full-time jobs" shall be defined and determined, from time to time, as provided follows:

a)	Subject to subsection (b) below, only direct employees of the Company working at the Project shall be counted.

b)
Jobs created by a third-party logistics provider or employment services company at the direction of the Company that otherwise meet the definition of a full-time job set forth below shall count hereunder as jobs created by the Company.

c)
"Full-time job" means the following: a job with no predetermined end date (other than a retirement date), with a regular work week of 35 hours or more on average for the entire normal year of local Company operations, and with benefits provided to other regular employees of the local Company, but does not mean a job classified for federal tax purposes as an independent contractor. Part-time jobs are counted on a full-time equivalent basis (for example, 17.5 hours per week equals one-half full-time job).

2.	The number of full-time jobs shall be calculated as provided below.

a)	The number of jobs shall be determined based on the monthly average number of full time employees subject to Georgia income tax withholding for the taxable year.

b)	The monthly average number of full-time employees in a taxable year shall be determined by the following method:

(i)
for each month of the taxable year, count the total number of full-time employees of the business enterprise that are subject to Georgia income tax withholding as of the last payroll period of the month or as of the payroll period during each month used for the purpose ofrep011s to the Georgia Department of Labor, less the Base Jobs;

(ii)	add the monthly totals of full-time employees; and

(iii)
divide the result by the number of months the business enterprise was in operation during the taxable year. Transferred jobs, except for jobs transferred to the Project from outside the State of Georgia, and replacement jobs may not be included in the monthly totals.

SCHEDULE 2
(continued)

RULES FOR SATISFYING THE INVESTMENT GOAL

1.	Only capital investments in the Project by the Company or on behalf of the Company shall be counted, except as provided in 4 below.

2.	Original cost, without regard to depreciation, shall be used in calculating whether the Investment Goal is met, except as provided in 3, below.

3.
Transferred equipment relocated by the Company to the Project, to be used as part of the Project, may be counted at net book value, or, if requested and substantiated by the Company to the Issuer's satisfaction, and approved by the Issuer, its fair market value.

4.
Machinery and equipment leased to the Company under an operating lease (even though such property is not titled to the Issuer and is not leased to the Company under the Lease) and other machinery and equipment owned or beneficially owned by the Company but not leased to it under the Lease, shall be counted.

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